EXHIBIT 99.1

Harvard Bioscience Announces Executive Appointment

HOLLISTON, Mass., Oct. 31, 2019 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) announced today that Yash Singh has been named Executive Vice President, Cellular & Molecular Technologies, reporting to Chairman, President and CEO, Jim Green.

Singh will lead the newly formed Cellular and Molecular Technologies (CMT) team, which combines the former PCMI and Electro-Physiology teams into a larger scale business which leverages engineering and operations, while significantly improving sales and service coverage for the drug research and discovery market.

Green said, “I am thrilled Yash is joining our team, rounding out the leadership team. Yash is a proven leader with an excellent track record of developing winning strategies and executing on them to deliver exceptional results.”

Singh, formerly a long-tenured executive at Analogic Corporation, has more than 20 years of business strategy and operations experience with global businesses. Most recently, he served as President of Analogic’s Power and Robotic Motion Business, and prior to that role served in various executive leadership roles at Analogic. Prior to joining Analogic, Singh was a senior associate at Booz & Company. Singh earned a B.S. in chemical engineering from the Indian Institute of Technology in Bombay, India and an MBA from Haas School of Business, University of California at Berkeley.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

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